EXHIBIT 15

October 30, 2007

To the Board of Directors and Shareowners of

Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-142424) of Delta Air Lines, Inc. for the registration of shares of its common stock of our reports dated April 26, 2007, August 2, 2007 and October 31, 2007 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

/s/ Ernst & Young LLP